EXHIBIT 99A.6

COMBINED STATEMENTS OF INCOME        U S WEST MEDIA Group
(UNAUDITED)
			 Quarter Ended     Nine Months Ended
			 September 30,  %   September 30,%
In millions              1995    1994  Change   1995    1994  Change
-----------------------  ----- ------- ------- ------ ------ -----
SALES AND OTHER REVENUES  $604  $482  25.3      $1,725  $1,359  26.9
EXPENSES
Costs of sales and
 other revenues            193   161  19.9         539     433  24.5
Selling, general and
 administrative            204   162  25.9         634     498  27.3
Depreciation & amort.       60    33  81.8         181      99  82.8
Interest expense            29    10    -           89      46  93.5
Equity losses in
 unconsol. ventures         38    26  46.2         128      83  54.2
Gain on sale of
paging assets                -     -     -           -      68     -
Guaranteed minority
 interest expense            2     -     -           2       -     -
Other income - net           6     2     -          24     32 (25.0)
			------  -----          -------  -----

Income before income
 taxes and extra-
 ordinary item              84    92  (8.7)        176    300 (41.3)
Income taxes                51    41  24.4         103    134 (23.1)
			------  -----           ------- -----

Income before extra-
ordinary item               33    51 (35.3)         73    166 (56.0)
Extraordinary item:
 Early extinguishment
of debt, net of tax         (4)    -    -           (4)     -     -
			 ------ -----           ------- -----
-
NET INCOME                  29    51 (43.1)         69    166 (58.4)
Preferred dividends          1     -    -            3      -     -
			------  -----           ------- -----
-
EARNINGS AVAILABLE FOR
COMMON STOCK               $28   $51 (45.1)        $66   $166 (60.2)
			======  =====           ======= ======
Pro forma average
shares outstanding       471.2  455.0  3.6       470.1   451.0  4.2
			======  =====           ======= ======

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.


COMBINED STATEMENTS OF INCOME                  U S WEST MEDIA Group
(UNAUDITED)
		   Quarter Ended           Nine Months Ended
		   September 30,    %      September 30,      %
		   1995    1994   Change   1995     1994  Change
------------------ ---- -------   ------- ------ ------- ------
Pro forma earnings
 per common share:
Income available   $0.07  $0.11    (36.4)  $0.15   $0.37   (59.5)
 for common stock
 before extraordi-
 nary item
Extraordinary
  item             (0.01)     -        -   (0.01)     -        -
		   ------ -------                  ------  ------
Pro forma earnings
per common share   $0.06  $0.11    (45.5)  $0.14   $0.37   (62.2)
		   ====== =======                  ======  ======